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                                                                    Exhibit 99.5


                                  TEVECAP S.A.
                            Offer for all Outstanding
             12 5/8% Senior Notes due 2004 and Subsidiary Guarantees
                           in Exchange for Registered
             12 5/8% Senior Notes due 2004 and Subsidiary Guarantees

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THE REGISTERED EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON
________ __, 1997 (UNLESS EXTENDED) (THE "EXPIRATION DATE"). TENDERED OLD SECURITIES (AS DEFINED BELOW) MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE OF THE REGISTERED EXCHANGE OFFER.
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To:   Brokers, Dealers, Commercial Banks,
      Trust Companies and Other Nominees:

      Tevecap S.A. ("Tevecap") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated _________ __, 1997 (as the same may be amended or supplemented from time to time, the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Registered Exchange Offer") an aggregate principal amount of up to $250,000,000 of its 12 5/8% Senior Notes Due 2004 (the "Exchange Notes") together with the Subsidiary Guarantees of the Exchange Notes (as defined in the Prospectus and together with the Exchange Notes, the "Exchange Securities") for a like principal amount of its outstanding 12 5/8% Senior Notes Due 2004 (the "Old Notes") together with the Subsidiary Guarantees of the Old Notes (such Subsidiary Guarantees together with the Old Notes, the "Old Securities"). The Exchange Securities are being offered to satisfy certain obligations of Tevecap under the Purchase Agreement, dated as of November 21, 1996, between Tevecap, the Guarantors (as defined in the Prospectus) and the initial purchasers of the Old Notes (the "Initial Purchasers") and the Exchange and Registration Rights Agreement, dated November 26, 1996, among Tevecap, the Guarantors and the initial purchasers of the Old Securities.

      We are requesting that you contact your clients for whom you hold Old Securities registered in your name or in the name of your nominee regarding the Registered Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Securities registered in your name or in the name of your nominee, or who hold Old Securities registered in their own names, we are enclosing the following documents:

      1.  Prospectus dated ________ __, 1997;

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      2. The Letter of Transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

      3. A Notice of Guaranteed Delivery to be used to accept the Registered Exchange Offer if time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedures for book-entry transfer cannot be completed on a timely basis;

      4. A form of letter which may be sent to your clients for whose account you hold Old Securities registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Registered Exchange Offer;

      5. Return envelopes addressed to The Chase Manhattan Bank, the Exchange Agent (the "Exchange Agent") for the Old Securities.

      Your prompt action is requested. The Registered Exchange Offer will expire at 5:00 p.m., New York City time, on _________ __, 1997 (unless extended by the Company) or the date on which 100% of the Old Securities are validly tendered and not withdrawn (the "Expiration Date"). Old Securities tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      To participate in the Registered Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      If holders of Old Securities wish to tender but time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Registered Exchange Offer-- Guaranteed Delivery Procedures."

      Tevecap will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Securities held by them as nominee or in a fiduciary capacity. Tevecap will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Securities pursuant to the Registered Exchange Offer, except as set forth in Instruction 9 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Registered Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Chase Manhattan Bank, as the Exchange Agent for the Old Securities, at its address set forth on the front of the Letter of Transmittal.

                                Very truly yours,


                                  TEVECAP S.A.


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      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY
PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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